Exhibit 8.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

March 5, 2019

Watford Holdings Ltd.
Waterloo House, 1st Floor
100 Pitts Bay Road, Pembroke HM 08
Bermuda
Ladies and Gentlemen:

We are acting as U.S. counsel to Watford Holdings, Ltd. (the “Company”), in connection with the preparation of the registration statement on Form S-1 (the “Registration Statement”) with respect to the Company’s common shares. The Company is filing the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Any defined term used and not defined herein has the meaning given to it in the Registration Statement.

For purposes of the opinion set forth below, we have, with the consent of the Company, relied upon the accuracy of the Registration Statement and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the United States Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, the legal conclusions as to matters of U.S. federal income tax law included in the Registration Statement under the heading “Certain Bermuda and United States federal income tax considerations” are, subject to the limitations, qualifications and assumptions set forth therein, correct in all material respects.

Our opinion is based on current United States federal income tax law and administrative practice. The Code, Treasury Regulations, and other relevant authorities are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion do not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary determination by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the Internal Revenue Service or the courts and is not a guarantee that the Internal Revenue Service will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the Internal Revenue Service. We do not undertake to advise holders of the Company’s shares to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons

CLIFFORD CHANCE US LLP

whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP